Exhibit 99.1

Company Press Release

February 8, 2024	Flowers Foods (NYSE: FLO)

FLOWERS FOODS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO) today reported financial results for the company’s 52-week fiscal 2023 and 12-week fourth quarter ended December 30, 2023.

Fiscal 2023 Summary:

Compared to the prior year where applicable

•
Sales increased 5.9% to a record $5.091 billion.
•
Net income decreased 46.0% to $123.4 million, primarily due to increased legal settlement expense. Adjusted net income(1) decreased 5.4% to $256.3 million.
•
Adjusted EBITDA(1) decreased 0.1% to $501.7 million, representing 9.9% of sales, a 50-basis point decrease.
•
Diluted EPS decreased $0.49 to $0.58. Adjusted diluted EPS(1) decreased $0.07 to $1.20.

Fourth Quarter Summary:

Compared to the prior year fourth quarter where applicable

•
Sales increased 4.3% to a fourth-quarter record, $1.129 billion.
•
Net income decreased 26.6% to $35.7 million, primarily due to increased SD&A and depreciation and amortization expense. Adjusted net income(1) decreased 11.2% to $42.7 million.
•
Adjusted EBITDA(1) increased 0.1% to $96.3 million, representing 8.5% of sales, a 40-basis point decrease.
•
Diluted EPS decreased $0.06 to $0.17. Adjusted diluted EPS(1) decreased $0.03 to $0.20.

Chairman and CEO Remarks:

“Flowers’ fourth quarter and full year 2023 results underscore the strength of our leading brands, as we delivered record sales despite difficult market conditions,” said Ryals McMullian, chairman and CEO of Flowers Foods. “Volume trends improved throughout the year, and we gained dollar and unit share in the fourth quarter for the first time since early 2022, reflecting the hard work of our team and investments in innovation and marketing. Dave's Killer Bread was a particular standout, achieving a record $1 billion in 2023 retail sales. Accelerated by our portfolio strategy, we also improved margins significantly in our cake, foodservice, and private label businesses.

“The 2024 outlook reflects confidence in our ability to successfully execute in a challenging category. Results are expected to benefit from moderating commodity costs, positive pricing actions, and savings initiatives. Our strong execution on promotions is driving improved returns, but the competitive environment remains rational, with promotional activity significantly below pre-pandemic levels. We remain committed to investing in innovation and marketing, as well as converting our distribution model in California. While these initiatives may present near-term headwinds, they are expected to ultimately enhance shareholder value. Above all, we are focused on enabling future growth in line with our long-term financial targets.”

For the 52-week Fiscal 2024, the Company Expects:

•
Sales in the range of approximately $5.091 billion to $5.172 billion, representing 0.0% to 1.6% growth compared to the prior year.
•
Adjusted EBITDA(2) in the range of approximately $524 million to $553 million.
•
Adjusted diluted EPS(2) in the range of approximately $1.20 to $1.30.

The company’s outlook is based on the following assumptions:

•
Depreciation and amortization in the range of $160 million to $165 million.
•
Net interest expense of approximately $22 million to $26 million.
•
An effective tax rate of approximately 25%.
•
Weighted average diluted share count for the year of approximately 213 million shares.
•
Capital expenditures in the range of $120 million to $130 million, with $3 million to $6 million related to the ERP upgrade.

Matters Affecting Comparability:

Reconciliation of Earnings per Share to Adjusted Earnings per Share

	12-Week Period Ended	12-Week Period Ended
	December 30, 2023	December 31, 2022
Net income per diluted common share	$0.17	$0.23
Business process improvement costs	0.01	0.02
Impairment of assets	0.02	—
FASTER Act, net of recovery on inferior ingredients	—	NM
Restructuring charges	NM	—
Acquisition-related costs	—	NM
Gain on sale and lease termination gain	—	(0.02)
Adjusted net income per diluted common share	$0.20	$0.23

NM - not meaningful. Certain amounts may not add due to rounding.

Consolidated Fourth Quarter Operating Highlights

Compared to the prior year fourth quarter where applicable

•
Sales increased 4.3% to $1.129 billion, a fourth-quarter record. Pricing/mix(3) increased 5.6%, volume(4) declined 2.4%, and the Papa Pita acquisition added 1.1%.
•
Branded Retail sales increased $25.1 million or 3.6% to $724.6 million due to higher prices intended to offset inflationary pressures, improved mix from greater branded organic product sales, and the acquisition contribution, partially offset by volume declines. Pricing/mix(3) rose 2.6%, volume(4) declined 0.3%, and the Papa Pita acquisition added 1.3%.
•
Other sales increased $21.3 million or 5.6% to $404.4 million due to price increases intended to offset inflationary pressures, and the acquisition contribution, partially offset by volume declines. Pricing/mix(3) rose 9.2%, volume(4) declined 4.4%, and the Papa Pita acquisition added 0.8%.
▪
Materials, supplies, labor, and other production costs (exclusive of depreciation and amortization) were 52.1% of sales, a 110-basis point decrease. These costs decreased as a percentage of sales due to moderating input cost inflation and reduced outside purchases resulting from the acquisition, partially offset by higher labor and maintenance costs.
•
Selling, distribution, and administrative (SD&A) expenses were 39.7% of sales, a 180-basis point increase. Increased labor, insurance, marketing, and technology expenses and a prior year gain on sale of assets were partly offset by lower distributor distribution fees as a percentage of sales and bad debt expense. Excluding matters affecting comparability, adjusted SD&A expenses were 39.4% of sales, a 150-basis point increase, due to the factors listed above except for a prior year gain on sale of assets.
•
The company recognized impairments of $6.3 million that represented 0.6% of sales. An impairment for a cost method investment was $5.5 million and the other impairment was $0.8 million for an asset held for sale.
•
Depreciation and amortization (D&A) expenses were $37.0 million or 3.3% of sales, a 30-basis point increase.
•
Net interest expense increased $3.6 million primarily due to increased interest expense and relatively lower interest income.
•
Net income decreased 26.6% to $35.7 million. Adjusted net income(1) decreased 11.2% to $42.7 million.
•
Adjusted EBITDA(1) increased 0.1% to $96.3 million, representing 8.5% of sales, a 40-basis point decrease.

Cash Flow, Capital Allocation, and Capital Return

For fiscal 2023, cash flow from operating activities decreased $11.5 million to $349.4 million, capital expenditures decreased $40.0 million to $129.1 million, and dividends paid to shareholders increased $8.7 million to $195.2 million. Cash and cash equivalents were $22.5 million at the end of fiscal 2023.

(1)
Adjusted for items affecting comparability that have occurred during fiscal 2023. See reconciliations of non-GAAP measures in the financial statements following this release.
(2)
No reconciliation of the forecasted range for adjusted EBITDA to net income or adjusted diluted EPS to diluted EPS for the 52-week Fiscal 2024 is included in this press release because the company is unable to quantify certain amounts that would be required to be included in the GAAP measures without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.
(3)
Calculated as (current year period units X change in price per unit) / prior year period sales dollars
(4)
Calculated as (prior year period price per unit X change in units) / prior year period sales dollars

Pre-Recorded Management Remarks and Question and Answer Webcast

In conjunction with this release, pre-recorded management remarks and a supporting slide presentation will be posted to the Flowers Foods website. The company will host a live question and answer webcast at 8:30 a.m. (Eastern) on February 9, 2024. The pre-recorded remarks and webcast will be archived on the investors page of flowersfoods.com.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of packaged bakery foods in the United States with 2023 sales of $5.1 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Dave’s Killer Bread, Wonder, Canyon Bakehouse, and Tastykake. Learn more at www.flowersfoods.com.

Investor Contact: Eric.Jacobson@flocorp.com

Media Contact: https://flowersfoods.com/contact/

Forward-Looking Statements

Statements contained in this press release and certain other written or oral statements made from time to time by Flowers Foods, Inc. (the “company”, “Flowers Foods”, “Flowers”, “us”, “we”, or “our”) and its representatives that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to current expectations regarding our business and our future financial condition and results of operations and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. These forward-looking statements are based upon assumptions we believe are reasonable. Forward-looking statements are based on current information and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected. Certain factors that may cause actual results, performance, liquidity, and achievements to differ materially from those projected are discussed in our Annual Report on Form 10-K (the “Form 10-K”) and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and may include, but are not limited to, (a) unexpected changes in any of the following: (1) general economic and business conditions; (2) the competitive setting in which we operate, including advertising or promotional strategies by us or our competitors, as well as changes in consumer demand; (3) interest rates and other terms available to us on our borrowings; (4) supply chain conditions and any related impact on energy and raw materials costs and availability and hedging counter-party risks; (5) relationships with or increased costs related to our employees and third-party service providers; (6) laws and regulations (including environmental and health-related issues); and (7) accounting standards or tax rates in the markets in which we operate, (b) the loss or financial instability of any significant customer(s), including as a result of product recalls or safety concerns related to our products, (c) changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward less expensive store branded products, (d) the level of success we achieve in developing and introducing new products and entering new markets, (e) our ability to implement new technology and customer requirements as required, (f) our ability to operate existing, and any new, manufacturing lines according to schedule, (g) our ability to implement and achieve our environmental, social, and governance goals in accordance with regulatory requirements and expectations of stakeholders, suppliers, and customers; (h) our ability to execute our business strategies which may involve, among other things, (1) the ability to realize the intended benefits of completed, planned or contemplated acquisitions, dispositions or joint ventures, (2) the deployment of new systems (e.g., our enterprise resource planning ("ERP") system), distribution channels and technology, and (3) an enhanced organizational structure (e.g., our sales and supply chain reorganization), (i) consolidation within the baking industry and related industries, (j) changes in pricing, customer and consumer reaction to pricing actions (including decreased volumes), and the pricing environment among competitors within the industry, (k) our ability to adjust pricing to offset, or partially offset, inflationary pressure on the cost of our products, including ingredient and packaging costs; (l) disruptions in our direct-store-delivery distribution model, including litigation or an adverse ruling by a court or regulatory or governmental body that could affect the independent contractor classifications of the independent distributor partners, and changes to our direct-store-delivery distribution model in California, (m) increasing legal complexity and legal proceedings that we are or may become subject to, (n) labor shortages and turnover or increases in employee and employee-related costs, (o) the credit, business, and legal risks associated with independent distributor partners and customers, which operate in the highly competitive retail food and foodservice industries, (p) any business disruptions due to political instability, pandemics, armed hostilities (including the ongoing conflict between Russia and Ukraine and the conflict in the Middle East), incidents of terrorism, natural disasters, labor strikes or work stoppages, technological breakdowns, product contamination, product recalls or safety concerns related to our products, or the responses to or repercussions from any of these or similar events or conditions and our ability to insure against such events, (q) the failure of our information technology systems to perform adequately, including any interruptions, intrusions, cyber-attacks or security breaches of such systems or risks associated with the implementation of the upgrade of our ERP system; and (r) the potential impact of climate change on the company, including physical and transition risks, availability or restriction of resources, higher regulatory and compliance costs, reputational risks, and availability of capital on attractive terms. The foregoing list of important factors does not include all such factors, nor does it necessarily present them in order of importance. In addition, you should consult other disclosures made by the company (such as in our other filings with the SEC or in company press releases) for other factors that may cause actual results to differ materially from those projected by the company. Refer to Part I, Item 1A., Risk Factors, of the Form 10-K, Part II, Item 1A., Risk Factors, of the Form 10-Q for the quarter ended October 7, 2023 and subsequent filings with the SEC for additional information regarding factors that could affect the company’s results of operations, financial condition and liquidity. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law. You are advised, however, to consult any further public disclosures by the company (such as in our filings with the SEC or in company press releases) on related subjects.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted diluted EPS, adjusted income tax expense, adjusted selling, distribution and administrative expenses (SD&A), and gross margin excluding depreciation and amortization. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure. The company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

The company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Earnings are net income. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP.

The company defines adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted diluted EPS, adjusted income tax expense and adjusted SD&A, respectively, to exclude additional costs that the company considers important to present to investors to increase the investors’ insights about the company’s core operations. These costs include, but are not limited to, the costs of closing a plant or costs associated with acquisition-related activities, restructuring activities, certain impairment charges, legal settlements, costs to implement an enterprise resource planning system and enhance bakery digital capabilities (business process improvement costs) to provide investors direct insight into these costs, and other costs impacting past and future comparability. The company believes that these measures, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges. Adjusted EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan (Amended and Restated Effective May 25, 2023).

Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above.

The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheets

(000’s omitted)

	December 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$22,527	$165,134
Other current assets	655,422	613,334
Property, plant and equipment, net	962,981	849,325
Right-of-use leases, net	276,864	275,214
Distributor notes receivable (1)	133,335	163,354
Other assets	40,286	37,008
Cost in excess of net tangible assets, net	1,335,538	1,209,625
Total assets	$3,426,953	$3,312,994
Liabilities and Stockholders’ Equity
Current liabilities	$611,546	$518,656
Long-term debt	1,048,144	891,842
Right-of-use lease liabilities (2)	284,501	282,862
Other liabilities	130,980	176,344
Stockholders’ equity	1,351,782	1,443,290
Total liabilities and stockholders’ equity	$3,426,953	$3,312,994

(1) Includes current portion of $9,764 and $26,472, respectively.

(2) Includes current portion of $47,606 and $45,769, respectively.

Flowers Foods, Inc.

Consolidated Statement of Operations

(000’s omitted, except per share data)

	12-Week Period Ended	12-Week Period Ended	For the 52-Week Period Ended	For the 52-Week Period Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Sales	$1,129,027	$1,082,670	$5,090,830	$4,805,822
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	587,719	575,698	2,632,136	2,501,995
Selling, distribution, and administrative expenses	447,905	409,929	2,119,718	1,850,594
Restructuring charges	226	—	7,099	—
FASTER Act, net of recovery on inferior ingredients	—	236	—	236
Plant closure costs and impairment of assets	6,264	—	7,298	7,825
Depreciation and amortization expense	37,016	32,713	151,709	141,957
Income from operations	49,897	64,094	172,870	303,215
Other pension benefit	(62)	(179)	(269)	(773)
Interest expense, net	3,885	330	16,032	5,277
Income before income taxes	46,074	63,943	157,107	298,711
Income tax expense	10,398	15,346	33,691	70,317
Net income	$35,676	$48,597	$123,416	$228,394
Net income per diluted common share	$0.17	$0.23	$0.58	$1.07
Diluted weighted average shares outstanding	212,309	212,925	213,356	213,227

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	12-Week Period Ended	12-Week Period Ended	For the 52-Week Period Ended	For the 52-Week Period Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Cash flows from operating activities:
Net income	$35,676	$48,597	$123,416	$228,394
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	49,002	25,976	160,816	183,490
Changes in assets and liabilities and pension plan contributions	7,357	(5,218)	65,121	(50,995)
Net cash provided by operating activities	92,035	69,355	349,353	360,889
Cash flows from investing activities:
Purchase of property, plant and equipment	(32,075)	(40,699)	(129,078)	(169,071)
Proceeds from sale of property, plant and equipment	34	4,346	2,312	7,681
Acquisition of business	—	—	(274,755)	—
Investment in unconsolidated affiliate	—	—	(1,981)	(9,000)
Other	(5,236)	4,521	(310)	19,302
Net cash disbursed for investing activities	(37,277)	(31,832)	(403,812)	(151,088)
Cash flows from financing activities:
Dividends paid	(48,489)	(46,449)	(195,215)	(186,501)
Stock repurchases	(14,910)	—	(45,801)	(34,586)
Net change in debt borrowings	10,000	—	155,000	—
Payments on financing leases	(306)	(291)	(1,819)	(1,597)
Other	6,913	1,607	(313)	517
Net cash disbursed for financing activities	(46,792)	(45,133)	(88,148)	(222,167)
Effect of exchange rates on cash	—	—	—	(8,371)
Net increase (decrease) in cash and cash equivalents	7,966	(7,610)	(142,607)	(12,366)
Cash and cash equivalents at beginning of period	14,561	172,744	165,134	185,871
Cash and cash equivalents at end of period	$22,527	$165,134	$22,527	$165,134

Flowers Foods, Inc.

Sales by Sales Class and Sales Bridge

(000’s omitted)

Sales by Sales Class

	12-Week Period Ended	12-Week Period Ended
	December 30, 2023	December 31, 2022	$ Change	% Change
Branded Retail	$724,635	$699,567	$25,068	3.6%
Other	404,392	383,103	21,289	5.6%
Total Sales	$1,129,027	$1,082,670	$46,357	4.3%

	For the 52-Week Period Ended	For the 52-Week Period Ended
	December 30, 2023	December 31, 2022	$ Change	% Change
Branded Retail	$3,263,277	$3,139,306	$123,971	3.9%
Other	1,827,553	1,666,516	161,037	9.7%
Total Sales	$5,090,830	$4,805,822	$285,008	5.9%

Sales Bridge

For the 12-week period ended December 30, 2023	Branded Retail	Other	Total
Pricing/mix*	2.6%	9.2%	5.6%
Volume*	(0.3)%	(4.4)%	(2.4)%
Acquisition	1.3%	0.8%	1.1%
Total percentage point change in sales	3.6%	5.6%	4.3%

For the 52-week period ended December 30, 2023	Branded Retail	Other	Total
Pricing/mix*	5.5%	16.3%	10.1%
Volume*	(2.6)%	(7.8)%	(5.3)%
Acquisition	1.0%	1.2%	1.1%
Total percentage point change in sales	3.9%	9.7%	5.9%

* Computations above are calculated as follows:
Price/Mix $ = Current year period units × change in price per unit
Price/Mix % = Price/Mix $ ÷ Prior year period Sales $

Volume $ = Prior year period price per unit × change in units
Volume % = Volume $ ÷ Prior year period Sales $

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share to Adjusted Earnings per Share
	12-Week Period Ended	12-Week Period Ended	For the 52-Week Period Ended	For the 52-Week Period Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Net income per diluted common share	$0.17	$0.23	$0.58	$1.07
Business process improvement costs	0.01	0.02	0.08	0.12
Plant closure costs and impairment of assets	0.02	—	0.03	0.03
Restructuring charges	NM	—	0.02	—
FASTER Act, net of recovery on inferior ingredients	—	NM	—	NM
Acquisition-related costs	—	NM	0.01	0.04
Gain on sale, severance costs and lease termination (gain) loss	—	(0.02)	—	(0.02)
Legal settlements and related costs	—	—	0.48	0.03
Adjusted net income per diluted common share	$0.20	$0.23	$1.20	$1.27
NM - not meaningful.
Certain amounts may not add due to rounding.

	Reconciliation of Gross Margin
	12-Week Period Ended	12-Week Period Ended	For the 52-Week Period Ended	For the 52-Week Period Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Sales	$1,129,027	$1,082,670	$5,090,830	$4,805,822
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	587,719	575,698	2,632,136	2,501,995
Gross margin excluding depreciation and amortization	541,308	506,972	2,458,694	2,303,827
Less depreciation and amortization for production activities	20,213	18,085	83,145	77,950
Gross margin	$521,095	$488,887	$2,375,549	$2,225,877
Depreciation and amortization for production activities	$20,213	$18,085	$83,145	$77,950
Depreciation and amortization for selling, distribution, and administrative activities	16,803	14,628	68,564	64,007
Total depreciation and amortization	$37,016	$32,713	$151,709	$141,957

	Reconciliation of Selling, Distribution, and Administrative Expenses to Adjusted SD&A
	12-Week Period Ended	12-Week Period Ended	For the 52-Week Period Ended	For the 52-Week Period Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Selling, distribution, and administrative expenses (SD&A)	$447,905	$409,929	$2,119,718	$1,850,594
Business process improvement costs	(2,900)	(4,303)	(21,521)	(33,169)
Legal settlements and related costs	—	—	(137,529)	(7,500)
Acquisition-related costs	—	(936)	(3,712)	(12,518)
Gain on sale, severance costs and lease termination (gain) loss	—	6,107	—	4,390
Adjusted SD&A	$445,005	$410,797	$1,956,956	$1,801,797

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	12-Week Period Ended	12-Week Period Ended	For the 52-Week Period Ended	For the 52-Week Period Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Net income	$35,676	$48,597	$123,416	$228,394
Income tax expense	10,398	15,346	33,691	70,317
Interest expense, net	3,885	330	16,032	5,277
Depreciation and amortization	37,016	32,713	151,709	141,957
EBITDA	86,975	96,986	324,848	445,945
Other pension benefit	(62)	(179)	(269)	(773)
Business process improvement costs	2,900	4,303	21,521	33,169
Plant closure costs and impairment of assets	6,264	—	7,298	7,825
Restructuring charges	226	—	7,099	—
FASTER Act, net of recovery on inferior ingredients	—	236	—	236
Acquisition-related costs	—	936	3,712	12,518
Gain on sale, severance costs and lease termination (gain) loss	—	(6,107)	—	(4,390)
Legal settlements and related costs	—	—	137,529	7,500
Adjusted EBITDA	$96,303	$96,175	$501,738	$502,030
Sales	$1,129,027	$1,082,670	$5,090,830	$4,805,822
Adjusted EBITDA margin	8.5%	8.9%	9.9%	10.4%

	Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
	12-Week Period Ended	12-Week Period Ended	For the 52-Week Period Ended	For the 52-Week Period Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Income tax expense	$10,398	$15,346	$33,691	$70,317
Tax impact of:
Business process improvement costs	725	1,075	5,380	8,292
Plant closure costs and impairment of assets	1,566	—	1,825	1,956
Restructuring charges	57	—	1,775	—
FASTER Act, net of recovery on inferior ingredients	—	59	—	59
Acquisition-related costs	—	234	928	3,130
Gain on sale, severance costs and lease termination (gain) loss	—	(1,527)	—	(1,098)
Legal settlements and related costs	—	—	34,382	1,875
Adjusted income tax expense	$12,746	$15,187	$77,981	$84,531

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to Adjusted Net Income
	12-Week Period Ended	12-Week Period Ended	For the 52-Week Period Ended	For the 52-Week Period Ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Net income	$35,676	$48,597	$123,416	$228,394
Business process improvement costs	2,175	3,228	16,141	24,877
Plant closure costs and impairment of assets	4,698	—	5,473	5,869
Restructuring charges	169	—	5,324	—
FASTER Act, net of recovery on inferior ingredients	—	177	—	177
Acquisition-related costs	—	702	2,784	9,388
Gain on sale, severance costs and lease termination (gain) loss	—	(4,580)	—	(3,292)
Legal settlements and related costs	—	—	103,147	5,625
Adjusted net income	$42,718	$48,124	$256,285	$271,038